Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is made as of the 1st day of May, 2003, by and between TESSCO Technologies Incorporated, a Delaware corporation (the “Company”) and Robert B. Barnhill, Jr. (the “Executive”).

Introductory Statement

The Company and Executive entered into an Employment Agreement dated as of February 1, 1994 (as amended to date the “Existing Agreement”). The parties desire to amend certain provisions of the Existing Agreement to be effective from and after the date hereof.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A.            All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Existing Agreement.

B.            Section 2.3.2 of the Existing Agreement is hereby amended in it entirety to read as follows:

2.3.2. The Executive shall be entitled to continue to receive his existing employee benefits, including, without limitation, pension, disability, group life, sickness, accident and health insurance programs, and perquisites provided by the Corporation to executives which are equal to or greater than the employee benefits and perquisites then provided by the Corporation to executives with comparable authority or duties (and in any event not lesser than those provided to executives with junior authority or duties). Currently, Executive has been provided with the insurance policies listed on Exhibit B, which shall be continued. Specifically, Executive shall continue to be provided with (i) a long-term disability policy which provides benefits to Executive at not less than 70% of his annual base salary and (ii) in addition to any bonus to which Executive is entitled under paragraph 2.1 of this Agreement or otherwise, an additional annual bonus (the “Premium-Payment Bonus”) in an amount sufficient to provide the Executive with an after-tax benefit equivalent to the benefit heretofore provided by the Corporation to the Executive under the split-dollar life insurance policy in place prior to the date hereof.

C.            Section 3.2.1(b)(iii) of the Existing Agreement is hereby amended in it entirety to read as follows:

(iii) continuation of, or (in lieu thereof) a Tax-Effected cash payment in an amount equal to the value of, the employee benefits (including but not limited to coverage under any disability, group life, sickness, accident and health insurance programs and other life insurance arrangements or programs) to which the Executive would have been entitled under this Agreement had he remained in the employ of the Corporation for the remainder of the Employment Period following the date of termination (including, without limitation, the health, disability, and life insurance coverage described in subparagraph 3.2.2 below) plus payment of any Premium-Payment Bonus otherwise required under subparagraph 2.3.2 above for the remainder of the Employment Period following the date of termination.

D.            Except as amended by this Amendment, the provisions of the Existing Agreement shall remain in full force and effect and are hereby ratified and affirmed.

In Witness Whereof, the parties have executed this Amendment as of the day and year first above written.

TESSCO TECHNOLOGIES INCORPORATED

By:	/s/ Mary Lynn Schwartz
Name: Mary Lynn Schwartz
Title: Senior Vice President

/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.